Exhibit 99.2


                           INFORMATION AGENT AGREEMENT

                                                                April ____, 2001

Ms. Leeanne Graziani
Corporate Secretary

Union Acceptance Corporation
9240 Bonita Beach Road
Bonita Springs, FL  34135

Dear Ms. Graziani:

     This Letter Agreement sets forth the terms and conditions pursuant to which Union Acceptance Corporation (the "Company") has retained D. F. King & Co., Inc. ("King") in connection with a proposed rights offering.

     The Company proposes to distribute subscription rights (the "Rights") to subscribe for and purchase additional shares of Class A Common Stock, no par value, of the Company (the "Class A Common Stock"). The offer to subscribe for and purchase Class A Common Stock pursuant to the exercise of Rights is herein referred to as the "Rights Offering."

1. The Company hereby retains King as Information Agent for advisory and consulting services in connection with the Rights Offering and requests and authorizes King to contact, and to provide information with respect to the Rights Offering to, holders of the Class A Common Stock and Class B Common Stock, no par value, of the Company, including delivery of material to banks, brokers and nominees, receiving calls from shareholders and telephoning holders of record and non-objecting beneficial owners. For this purpose, King is authorized to use, and will be supplied by the Company with as many copies as King may reasonably request of, the following materials filed with the Securities and Exchange Commission (the "Commission") or publicly released (or to be filed or publicly released) by the Company in connection with the Rights Offering (collectively, the "Rights Offering Materials"): (i) Prospectus; (ii) Subscription Rights Certificate; (iii) press releases and newspaper advertisements; (iv) letter to securities dealers, banks and trust companies, and letter from securities dealers, banks and trust companies to their customers; (v) Notice of Guaranteed Delivery and (vi) any and all amendments or supplements to any of the foregoing.

2. The Company agrees to pay King as compensation for its services a fee of $7,500, which is due upon the completion, expiration or termination, as the case may be, of the Rights Offering at 5:00 p.m., Eastern Standard Time, on _____, 2001. In the event the Company extends the term of the Rights Offering, the Company agrees to pay King an additional fee of $1,000 for each such extension. Further, the Company agrees to pay King $4.00 for each completed telephone contact (incoming or outgoing) in connection with the Rights Offering provided that the Company shall approve in advance the number of shareholders who will receive outgoing calls after consultation with you. In the event the Company requests King to provide additional services, the Company agrees to pay King reasonable and customary compensation, in an amount, if any, to be mutually agreed upon. The Company agrees and acknowledges that its obligation under this paragraph 2 is not in any way conditional upon the successful consummation of the Rights Offering or dependent upon the amount of Common Stock sold by the Company pursuant to the Rights Offering.

3. The Company agrees that King shall have the right to pass upon and approve any and all references to King in the Rights Offering Materials. The Company shall not file with the Commission, any other governmental or regulatory authority or body or any court, or otherwise make public, any document containing any reference to King unless and until King shall have approved such reference.

4.   The Company represents and warrants to King that:

     (i) this Letter Agreement is a valid and binding agreement on the Company's part;

     (ii) all necessary corporate action will be duly taken by the Company prior to the commencement of the Rights Offering to authorize the Rights Offering, and the purchase of Common Stock in connection with the Rights Offering; and

     (iii)the Rights Offering, and the issuance and sale of Common Stock in connection with the Rights Offering, and/or execution, delivery and performance of this Letter Agreement, will not conflict with or result in a material breach of or constitute a default under the Company's articles of incorporation or by-laws, or any material agreement, indenture, mortgage, note or other instrument by which the Company is bound.

5. The Company will advise King promptly of the occurrence of any event which would cause it not to proceed with, or to withdraw or abandon, the Rights Offering. The Company will also advise King promptly of any proposal or requirement to amend or supplement any of the Rights Offering Materials.

6. The Company hereby agrees to indemnify and hold harmless King, King's controlling persons, officers, directors, employees, agents and representatives (collectively, the "Indemnified Persons") from and against any and all losses, claims, damages, liabilities and expenses whatsoever (including but not limited to, all reasonable counsel fees, disbursements and other out-of-pocket expenses) incurred by such Indemnified Persons: (i) arising out of or based upon any facts or circumstances constituting a violation of, or in conflict with, any of the representations and warranties set forth in paragraph 4 above; or (ii) arising out of, relating to or in connection with the Rights Offering, except to the extent caused by willful misconduct, bad faith or gross negligence of an Indemnified Party. The Company shall reimburse such Indemnified Persons for such reasonable counsel fees and disbursements and other out-of-pocket expenses at such time as they are paid or incurred by such Indemnified Persons. The foregoing indemnity shall be in addition to any liability which the Company might otherwise have to the Indemnified Persons. In no event shall the Company be liable for special, indirect or consequential loss or damages of any kind whatsoever, except to the extent caused by the willful misconduct and gross negligence of the Company.

7. King agrees to notify the Company promptly of the assertion of any claim against any of the Indemnified Persons in connection with the Rights Offering. At the Company's election, unless counsel advises in writing there is a conflict of interest, the defense of the Indemnified Persons shall be conducted by the Company's counsel who shall be reasonably satisfactory to King and the Indemnified Persons who are defendants in the action or proceeding. Notwithstanding the Company's election to assume the defense of such action or proceeding, an Indemnified Person may employ separate counsel to represent it or defend it in such action or proceeding and the Company will pay the reasonable fees and expenses of such counsel as set forth above if such Indemnified Person reasonably determines and counsel advises in writing that there are defenses available to such Indemnified Person which are different from, or in addition to, those available to the Company, or if a conflict of interest exists which makes representation by counsel chosen by the Company not advisable; provided, however, unless there are actual or potential conflicts of interest among the Indemnified Persons, the Company will not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Company assumes, the Indemnified Persons shall nevertheless be entitled to participate in such action or proceeding and retain their own counsel at such Indemnified Persons' own expense. The Company shall not settle or compromise any such action or proceeding without the Indemnified Persons' prior written consent which may not be unreasonably withheld, unless the terms of the settlement or compromise include an unconditional release of any such Indemnified Person from all liability or loss arising out of such action or proceeding.

8. The representations and warranties contained in paragraph 4 above and the indemnity provisions contained in paragraphs 6 and 7 above shall remain operative and in full force and effect regardless of: (i) the termination, expiration or consummation of the Rights Offering; and (ii) any investigation made by or on behalf of any party.

9. This Letter Agreement shall be construed and enforced in accordance with the laws of the State of New York. It is agreed that any action, suit or proceeding arising out of or based upon this Letter Agreement shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District, and the parties hereto hereby consent to the in personam jurisdiction and venue of any such court and to service of process by certified mail, return receipt requested.

     If any provision of this Letter Agreement shall be held illegal or invalid by any court, this Letter Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the parties hereto to the fullest extent permitted by law.

     If the foregoing correctly sets forth the understanding between the Company and King, please indicate acceptance thereof in the space provided below for the purpose, whereupon this letter and the Company's acceptance shall constitute a binding agreement between the parties hereto.

                                         D.F. KING & CO., INC.


                                         By:
                                            ---------------------------------
                                            Thomas A. Germinario
                                            Senior Vice President

Accepted as of the date first above written:

UNION ACCEPTANCE CORPORATION

By:
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Name:
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Title:
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